                                  AMCORE LOGO

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                             TO BE HELD MAY 4, 1999

TO THE STOCKHOLDERS OF AMCORE FINANCIAL, INC.:

     The Annual Meeting of Stockholders of AMCORE Financial, Inc., a Nevada corporation, will be held at Cliffbreakers, 700 West Riverside Boulevard, Rockford, Illinois on May 4, 1999, at 5:30 p.m., Rockford time, for the following purposes:

     1.    To elect four directors;

     2.    To ratify the appointment of KPMG LLP as auditors;

     3. To approve the AMCORE Stock Option Advantage Plan, as set forth in Exhibit A of the Proxy Statement appended to this Notice; and

     4. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Only stockholders of record at the close of business on March 15, 1999 are entitled to notice of and to vote at the meeting or any adjournment of the meeting.

     Stockholders are cordially invited to attend the Annual Meeting. However, whether or not you expect to be present in person at the Annual Meeting, you are requested to SIGN, DATE AND RETURN THE ENCLOSED PROXY in the enclosed addressed envelope. The proxy may be revoked at any time before it is voted, provided that written notice thereof has been given to the Secretary of the Company. If you are present at the meeting, you may vote your shares in person and the proxy will not be used.

     For further information concerning individuals nominated as directors, the appointment of KPMG LLP as auditors, approval of the Stock Option Advantage Plan, and the use of the proxy, you are respectfully urged to read the Proxy Statement on the following pages.

                                          By order of the Board of Directors,
                                          /s/ James S. Waddell
                                              James S. Waddell
                                                 Secretary

March 25, 1999
Rockford, Illinois

                             AMCORE FINANCIAL, INC.
                               501 SEVENTH STREET
                            ROCKFORD, ILLINOIS 61104

                                 MARCH 25, 1999

                                PROXY STATEMENT

     This proxy statement is furnished in connection with the solicitation of proxies to be voted at the Annual Meeting of Stockholders of AMCORE Financial, Inc. (Company), a Nevada corporation, to be held on May 4, 1999 at 5:30 p.m., Rockford time, at Cliffbreakers, 700 West Riverside Boulevard, Rockford, Illinois and any adjournment thereof, and further to inform the stockholders concerning the use of the proxy and the business to be transacted at the meeting.

     The enclosed proxy is solicited by the Board of Directors of the Company. The proxy may be revoked at any time before it is voted. Proxies may be revoked by filing written notice of revocation with the Secretary of the Company before the meeting or by attending the meeting and voting in person. The items enumerated herein constitute the only business which the Board of Directors intends to present or is informed that others will present at the meeting. The proxy does, however, confer discretionary authority upon the persons named therein, or their substitutes, with respect to any other business which may properly come before the meeting. Stockholders are entitled to one vote for each share. Only stockholders of record at the close of business on March 15, 1999 are entitled to notice of and to vote at the meeting.

     Pursuant to the Bylaws of the Company, a majority of the outstanding shares of the Company entitled to vote, represented in person or by proxy, shall constitute a quorum at the meeting. Directors shall be elected by a plurality of the votes cast in the election of directors. Any action to be taken by a vote of the stockholders, other than the election of directors, must be authorized by a majority of the votes cast at a meeting of stockholders by the holders of shares entitled to vote thereon. Under applicable Nevada law, in tabulating the vote, broker non-votes will be disregarded and will have no effect on the outcome of the vote.

     The expenses in connection with the solicitation of proxies will be borne by the Company. Solicitation will be made by mail, but may in some cases also be made by telephone or personal call by officers, directors or regular employees of the Company who will not be specially compensated for such solicitation. This proxy statement and the accompanying proxy are first being mailed or delivered to stockholders on or about March 25, 1999.

                        ITEM 1 -- ELECTION OF DIRECTORS

     In the election of the Board of Directors, stockholders are entitled to one vote for each common share owned by them for each of the four nominees. They may not cumulate their votes. As of March 15, 1999, the Company had outstanding 28,220,899 shares of common stock.

     There are four Class I directors to be elected at the 1999 Annual Meeting.

     Proxy votes not limited to the contrary will be cast for the election of the nominees named below, but should any of such individuals unexpectedly become unavailable for election, the proxies reserve the right to nominate and vote for such other person or persons as they shall designate.

     The following sets forth the names, ages, principal occupations and other information regarding the director nominees and those directors whose terms continue after the meeting.

     Nominees for Class I directors whose terms will expire in 2002 are:

     Lawrence E. Gloyd -- Director since 1987

     Mr. Gloyd, age 66, has been Chairman and Chief Executive Officer of CLARCOR (diversified manufacturer) since March 1995 and is a Director of CLARCOR. He was previously the Chairman, President and Chief Executive Officer of CLARCOR. He is a Director of Thomas Industries, Inc. (manufacturer of lighting, fixtures, pumps and compressors) and a Director of Woodward Governor Company (manufacturer of controls for various types of engines).

     John A. Halbrook -- Director since 1997

     Mr. Halbrook, age 53, has been Chairman and CEO of Woodward Governor Company (manufacturer of controls for various types of engines) since January 1995. He was previously President of Woodward Governor Company. Mr. Halbrook served as a Director of AMCORE Investment Group, N.A. until November 1997.

     Frederick D. Hay -- Director since 1997

     Mr. Hay, age 54, has been Senior Vice President -- Operations of Snap-On Incorporated (manufacturer of tools) since September 1998. He was Senior Vice President -- Transportation of Snap-On Incorporated from February 1996 to September 1998, and previous to that was President of Interior Systems and Components Division at United Technologies Automotive.

     Robert J. Meuleman -- Director since 1995

     Mr. Meuleman, age 59, has been President and Chief Executive Officer of the Company since January 1996. He was previously Executive Vice President and Chief Operating Officer, Banking Subsidiaries. He is a director of AMCORE Bank N.A, Rockford and was previously a Director of AMCORE Bank N.A., Rock River Valley until December 1996.

     Those directors whose terms do not expire this year are:

CLASS II (TERMS EXPIRE 2000)

     Milton R. Brown -- Director since 1989

     Mr. Brown, age 67, is Chairman, President and Chief Executive Officer of Suntec Industries Incorporated (manufacturer of fuel unit components). He is a Director of CLARCOR (diversified manufacturer).

     Carl J. Dargene -- Director since 1982

     Mr. Dargene, age 68, has been Chairman of the Board of Directors of the Company, since May 1995. He retired in December 1995 as President and Chief Executive Officer of the Company. He is Vice Chairman and Director of AMCORE Investment Group, N.A. He is a Director of Woodward Governor Company (manufacturer of controls for various types of engines) and of CLARCOR (diversified manufacturer). He was previously Chairman of the Board of Directors for AMCORE Bank N.A., Rockford until December 1996.

     Richard C. Dell -- Director since 1994

     Mr. Dell, age 52, is Group President of Newell Company (diversified manufacturer).

     William R. McManaman -- Director since 1997

     Mr. McManaman, age 51, has been Vice President -- Finance and Chief Financial Officer of Dean Foods Company since October 1995. He was previously Vice President -- Finance of Brunswick Corporation.

CLASS III (TERMS EXPIRE 2001)

     Ted Ross -- Director since 1982

     Mr. Ross, age 67, is President of Ross & Noerr Incorporated, previously Ross Consulting, Inc. (financial consultants). He is a Director of Precision Products Group, Inc. (manufacturer of tubes and springs), and has been Chief Financial Officer and Secretary of Rockford Process Control, Inc. (manufacturer of weldments and institutional hardware) since 1997.

     Paul Donovan -- Director since 1998

     Mr. Donovan, age 51, is the Executive Vice President and Chief Financial Officer of Sundstrand Corporation (manufacturer of industrial and aerospace products). He was previously a Director of AMCORE Bank N.A., Rockford until August 1998.

     Jack D. Ward -- Director since 1995

     Mr. Ward, age 46, is an Attorney at Law and Partner with the law firm of Reno, Zahm, Folgate, Lindberg & Powell, and was previously a Director of AMCORE Mortgage, Inc. until May 1995.

     Gary L. Watson -- Director since 1987

     Mr. Watson, age 53, is President of Newspaper Division, Gannett Co., Inc.

INFORMATION CONCERNING THE BOARD OF DIRECTORS AND ITS COMMITTEES

     The Company has an Executive Committee whose members are Messrs. Brown, Dargene, Gloyd, McManaman, Meuleman and Ross. The Executive Committee exercises those powers of the Board of Directors in the management of the Company, which have been delegated to it by the Board of Directors. The Executive Committee met twice during 1998.

     The Company has an Audit Committee whose members are Messrs. Brown, Halbrook, McManaman, Ward and Watson. Mr. Dargene serves as an ex-officio member of this Committee. The duties of the Audit Committee are to review the proposed scope of the annual audit and the results and recommendations of the independent auditors upon completion of the annual audit; nominate a firm of independent auditors to be submitted to the Board of Directors for approval and subsequent ratification by stockholders at the annual meeting; recommend the compensation of the independent auditors; review the Company's system of internal controls and the performance of its internal auditors; and monitor compliance by management with certain Company policies. The Audit Committee met five times during 1998.

     The Company has an Investment Committee whose members are Messrs. Donovan, Halbrook, McManaman, Meuleman, and Ross. Messrs. Dargene, Kenneth E. Edge, Executive Vice President and Chief Operating Officer of the Company, John R. Hecht, Executive Vice President and Chief Financial Officer of the Company, James F. Warsaw, President and CEO of AMCORE Bank N.A., Rockford, and Charie A. Zanck, Group Vice President of the Company, serve as ex-officio members of the committee. The Investment Committee establishes the investment policies of the Company and its subsidiaries. During 1998, the Investment Committee met four times.

     The Company has a Compensation Committee whose members are Messrs. Dargene, Dell, Donovan, Gloyd, and Hay. Mr. Meuleman serves as an ex-officio member of this committee. The Compensation Committee advises the Company concerning its employee compensation and benefit policies and administers the Company's Long-Term Incentive Plan, 1992 Stock Incentive Plan and 1995 Stock Incentive Plan. The Compensation Committee also administers the Restricted Stock Plan for Non-Employee Directors of the Company and its Participating Subsidiaries and the 1994 Stock Option Plan for Non-Employee Directors. During 1998, the Compensation Committee met four times. A report of the Compensation Committee is set forth on page ten of this Proxy Statement.

     The Company has a Directors Affairs Committee whose members are Messrs. Brown, Dell, Hay, and Ward. Messrs. Dargene and Meuleman serve as ex-officio members of this Committee. The primary duties of the Directors Affairs Committee are to provide nominations to the Board of Directors, make recommendations regarding directors' remuneration, recommend policies for the retirement of directors and fulfill other responsibilities as may be delegated to it by the Board of Directors. The Directors Affairs Committee met once during 1998.

     As of December 31, 1998, the Company had no other committees of the Board of Directors.

     The Board of Directors met five times during 1998. All directors attended at least 75% of the Board meetings and meetings held by all committees of the Board on which they served during the period they were directors in 1998.

     Directors of the Company, other than Messrs. Dargene and Meuleman, earned an annual retainer of $10,000 of the Company's common stock, pursuant to the Non-Employee Director's Stock Plan, for services rendered to the Company as a member of its Board of Directors. All non-employee directors earned a fee of $750 for each Board and committee meeting attended through May 5, 1998, increasing to $1,000 for each Board and committee meeting attended during the remainder of 1998. All non-employee committee chairmen earned a one-time fee of $1,500. Mr. Dargene was paid $216,667 for services rendered as Chairman of the Board of Directors of the Company in 1998. Messrs. David A. Carlson, Thomas L. Clinton, and C. Roger Greene, as Director Emeriti, receive a lifetime retainer of $7,000 per year. Mr. Robert A. Doyle, and Dr. Robert A. Henry, as Director Emeriti, receive a lifetime retainer of $10,000 per year. All non-employee directors were granted 1,000 common stock options on May 20, 1998 at $25.50 pursuant to the 1994 Stock Option Plan for Non-Employee Directors.

SECURITY OWNERSHIP OF DIRECTORS AND OFFICERS

     The following tabulation sets forth the number of shares of common stock of the Company beneficially owned by each of the directors and nominees for election to the Board of Directors, by each named executive officer, and by all directors and officers as a group as of March 1, 1999 and the percentage that these shares bear to the total common stock outstanding on that date.

                                                                                            PERCENT
                                                           AMOUNT OF SHARES BENEFICIALLY      OF
NAME OF BENEFICIAL OWNER                                             OWNED(1)                CLASS
------------------------                                   -----------------------------    -------
Milton R. Brown..........................................     27,700    (2)(3)                *
Carl J. Dargene..........................................    232,146    (2)(3)(4)(5)        0.82%
Richard C. Dell..........................................      9,711    (3)                   *
Paul Donovan.............................................      4,602    (3)                   *
Kenneth E. Edge..........................................     57,360    (3)(4)(5)             *
Lawrence E. Gloyd........................................     28,194    (3)(6)                *
John A. Halbrook.........................................      4,679    (3)                   *
Frederick D. Hay.........................................      2,622                          *
John R. Hecht............................................     42,478    (3)(4)(5)             *
Alan W. Kennebeck........................................     27,205    (3)(4)                *
William R. McManaman.....................................      4,161    (3)                   *
Robert J. Meuleman.......................................    230,997    (2)(3)(4)           0.82%
Ted Ross.................................................     36,070    (3)(6)                *
James S. Waddell.........................................     98,364    (3)(4)(5)             *
Jack D. Ward.............................................     11,646    (3)                   *
Gary L. Watson...........................................     20,868    (3)(6)                *
All executive officers and directors (22 persons)........  1,190,597    (2)(3)(4)(5)(6)     4.21%

---------------

*  The amount shown is less than  1/2% of the outstanding shares of such class.

1. The information contained in this column is based upon information furnished to the Company by the persons named above or obtained from records of the Company. The nature of beneficial ownership for shares shown in this column is sole voting and investment power unless otherwise indicated herein.

2. Includes shares held individually by certain family members of the directors and officers as follows: Milton R. Brown -- 1,369 shares, Carl J. Dargene -- 22,870 shares, Robert J. Meuleman -- 24,961 shares, and all executive officers and directors -- 51,836 shares.

3. Includes shares which such person has a right to acquire within sixty days through the exercise of stock options as follows: Milton R. Brown -- 6,000 shares, Carl J. Dargene -- 110,079 shares, Richard C. Dell -- 4,500 shares, Paul Donovan -- 2,250 shares, Kenneth E. Edge -- 31,198 shares, Lawrence E. Gloyd -- 6,000 shares, John A. Halbrook -- 2,250 shares, John R. Hecht -- 32,906 shares, Alan W. Kennebeck -- 24,431 shares, William R. McManaman -- 1,500 shares, Robert J. Meuleman -- 148,301 shares, Ted Ross -- 6,000 shares, James S. Waddell -- 55,401 shares, Jack D. Ward -- 4,500 shares, Gary L. Watson -- 6,000 shares and all executive officers and directors -- 682,331 shares.

4. Includes shares held in trust with power to vote but without investment authority as follows: Carl J. Dargene -- 9,894 shares, Kenneth E. Edge -- 7,259 shares, John R. Hecht -- 4,215, Alan W. Kennebeck -- 716 shares, Robert J. Meuleman -- 10,508 shares, James S. Waddell -- 1,824 shares, and all executive officers and directors -- 54,201 shares.

5. Includes shares held in joint tenancy with the spouses of certain of the directors and executive officers as to which voting and investment power is shared as follows: Carl J. Dargene -- 1,732 shares, Kenneth E. Edge -- 18,903 shares, John R. Hecht -- 2,622 shares, James S. Waddell -- 4,500 shares, and all executive officers and directors -- 63,875 shares.

6. Includes shares held in trusts of which such persons are trustees having sole voting and investment power as follows: Lawrence E. Gloyd -- 5,424 shares, Ted Ross -- 4,500 shares, Gary L. Watson -- 703 shares and all executive officers and directors -- 10,627 shares.

SECTION 16(A) BENEFICIAL OWNERSHIP

     Pursuant to Section 16 of the Exchange Act, the Company's officers, directors and holders of more than ten percent of the Company's Capital Stock are required to file reports of their trading in equity securities of the Company with the Commission, the Company and the NASDAQ Stock Market. Based solely on its review of the copies of such reports received by it, or written representations from certain reporting persons that no reports on Form 5 were required for those persons, the Company believes that during 1998 all filing requirements applicable to its officers, directors and more than ten percent shareholders were complied with.

BENEFICIAL OWNERSHIP BY CERTAIN PERSONS

     The following table lists the beneficial ownership of the Company's common stock with respect to all persons, other than those listed above, known to the Company as of March 1, 1999 to be the beneficial owner of more than five percent of such common stock.

                                                               AMOUNT AND NATURE OF     PERCENT
NAME AND ADDRESS OF BENEFICIAL OWNER                          BENEFICIAL INTEREST(1)    OF CLASS
------------------------------------                          ----------------------    --------
AMCORE Investment Group, N.A................................     2,354,709(2)(3)         8.69%
501 Seventh Street, Rockford, IL 61104

---------------

1. The information contained in this column is based upon information furnished to the Company by the persons named above or obtained from records of the Company.

2. Includes 2,354,709 shares held by nominees acting on behalf of AMCORE Investment Group, N.A. Excludes 858,060 shares held as trustee of various trusts over which AMCORE Investment Group, N.A. has neither voting nor investment power, and as to which beneficial ownership is disclaimed on these shares. The nature of beneficial ownership for the shares shown in this column is as follows: sole voting power -- 2,080,876 shares, shared voting power -- 6,450 shares, no voting power -- 339,383 shares, sole investment power -- 1,905,705 shares, shared investment power -- 424,219 shares and no investment power -- 24,785 shares.

3. Although there is no affirmative duty or obligation to do so, it is the general practice of AMCORE Investment Group, N.A. to solicit the direction of trust beneficiaries or grantors with regard to the voting of shares held in trust on all issues which are subject to vote by proxy. The shares are then voted as directed by the trust beneficiary or grantor.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth certain information regarding compensation earned during each of the Company's last three fiscal years by the Company's chief executive officer and each of the Company's four other most highly compensated executive officers based on salary and bonus earned during the year ended December 31, 1998:

                                                                                            LONG TERM COMPENSATION
                                                                                   -----------------------------------------
                                              ANNUAL COMPENSATION                    AWARDS      PAYOUTS          OTHER
                                ------------------------------------------------   ----------   ----------   ---------------
                                                                      OTHER        SECURITIES
NAME AND                                                             ANNUAL        UNDERLYING      LTIP         ALL OTHER
PRINCIPAL POSITION              YEAR   SALARY(1)   BONUS(1)(2)   COMPENSATION(3)    OPTIONS     PAYOUTS(4)   COMPENSATION(5)
------------------              ----   ---------   -----------   ---------------   ----------   ----------   ---------------
Robert J. Meuleman............  1998   $360,000     $ 90,146        $116,556         18,000      $183,099       $ 56,739
  President & Chief             1997    320,000       17,336           9,182         60,000        35,608        334,691
  Executive Officer             1996    275,000      143,340           7,101         25,500       105,466        400,173
Kenneth E. Edge...............  1998    230,000       51,479          46,779         21,448        50,138         26,457
  Executive Vice President &    1997    180,000       24,447             254         15,000         6,820         68,759
  Chief Operating Officer       1996    135,000       39,691             653         13,500         2,938         23,810
James S. Waddell..............  1998    215,000       46,451          22,705         22,401        84,251         28,522
  Executive Vice President &    1997    200,000       22,580             785         15,000        17,986         80,706
  Chief Administrative Officer  1996    170,000       65,896           1,211         18,000        43,933         88,461
John R. Hecht.................  1998    170,000       44,756           2,267         15,406        41,626         17,994
  Executive Vice President &    1997    135,000       12,480           2,542          9,000         7,266         18,213
  Chief Financial Officer       1996    115,000       41,090           1,779         10,500        15,659         21,822
Alan W. Kennebeck.............  1998    160,000       50,904             479         14,431        44,894         19,973
  President and Chief
    Executive                   1997    145,600       35,544             274          9,000         6,492         20,427
  Officer, AMCORE Investment    1996    135,200       52,206           1,195         10,500         2,942         10,970
  Group, N.A

---------------

1. Compensation deferred pursuant to the Company's deferred compensation plan is included in Salary and Bonus totals.

2. Reflects bonus earned during the year which was paid during the following year.

3. These amounts represent reimbursements during the year for taxes. 1998 amounts also include accrued supplemental retirement benefits of Meuleman -- $107,934, Edge -- $46,385, Waddell -- $22,092, and Hecht -- $958
     pursuant to the Supplemental Executive Retirement Plan.

4. Reflects long term incentive plan payouts earned during the year and dividend equivalent payments made on all outstanding Performance Units.

5.   Amounts shown for 1998 consist of the following:

                                          MEULEMAN     EDGE      WADDELL     HECHT     KENNEBECK
                                          --------    -------    -------    -------    ---------
Imputed income life insurance...........  $ 7,117     $ 3,004    $ 2,886    $   848     $ 1,549
Above market interest on deferred
  compensation..........................    4,801          --      1,695        855       1,581
AMCORE Financial Security Plan..........   11,200      11,200     11,200     11,200      11,200
Company's contributions to Top Hat
  Plan..................................   33,621      12,253     12,741      5,091       5,643
                                          -------     -------    -------    -------     -------
Total other compensation................  $56,739     $26,457    $28,522    $17,994     $19,973
                                          =======     =======    =======    =======     =======

     Prior year reported amounts include contributions to the security plan, top hat plan, above market interest on deferred compensation, and life insurance imputed income and the value of life insurance premiums. The value of life insurance for Messrs. Meuleman, Waddell and Edge include the value of premiums advanced by the Company under a split-dollar life insurance agreement with the Company. For further discussion of these agreements, see "Employee Agreements" on page nine.

OPTION GRANTS

     The following table provides information related to options granted to the named executive officers during 1998.

                                            INDIVIDUAL GRANTS
                       ------------------------------------------------------------
                         NUMBER OF                                                    POTENTIAL NET REALIZABLE
                        SECURITIES      PERCENT OF                                        VALUE AT ASSUMED
                        UNDERLYING     TOTAL OPTIONS      EXERCISE                      ANNUAL RATES OF STOCK
                          OPTIONS       GRANTED TO        PRICE PER      EXPIRATION    PRICE APPRECIATION FOR
NAME                   GRANTED(2)(3)     EMPLOYEES     SHARE (2)(3)(4)      DATE           OPTION TERM (1)
----                   -------------   -------------   ---------------   ----------   -------------------------
                                                                                         5%             10%
                                                                                      -----------    --------
Robert J. Meuleman...     18,000         6.4   %           $25.50         5/20/08      $288,663      $731,528
Kenneth E. Edge......     12,000         4.3                25.50         5/20/08       192,442       487,685
James S. Waddell.....     12,000         4.3                25.50         5/20/08       192,442       487,685
John R. Hecht........     12,000         4.3                25.50         5/20/08       192,442       487,685
Alan W. Kennebeck....      9,500         3.4                25.50         5/20/08       152,350       386,084
Reload Options Granted
Robert J. Meuleman...         --         N/A               $   --              --      $     --      $     --
Kenneth E. Edge......      9,448         N/A               24.094         5/15/06       143,162       362,800
James S. Waddell.....     10,401         N/A               23.563         5/18/04       154,125       390,584
John R. Hecht........      3,406         N/A               24.157         5/09/05        51,744       131,128
Alan W. Kennebeck....      4,931         N/A               22.219         8/30/05        68,903       174,613

---------------

1. Values are reported net of the option exercise price, but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock, overall stock conditions and the optionholders' continued employment.

2. Reflects options granted on May 20, 1998 to acquire shares of Common Stock pursuant to the 1995 Stock Incentive Plan.

3. Options granted pursuant to the 1995 Stock Incentive Plan have an exercise price of not less than 100% of the fair market value of the Common Stock on the date of the grant. Options generally become fully exercisable in four years (25% per year) following the date of grant and remain exercisable until ten years from the date of the grant unless the optionee ceases to be an employee of the Company or its subsidiaries. The option exercise price may be paid in cash, shares of Common Stock having a fair market value equal to the exercise price, stock withholding or any combination of the above.

4. Options reloaded pursuant to various stock incentive plans have an exercise price of not less than 100% of the fair market value of the Common Stock on the date of the exercise of the option that created the reload. Reload options become exercisable immediately and remain exercisable until the expiration date of the original grant unless the optionee ceases to be an employee of the Company or its subsidiaries. The option exercise price may be paid in cash, shares of Common Stock having a fair market value equal to the exercise price, stock withholding or any combination of the above.

OPTION EXERCISES AND YEAR-END HOLDINGS

     The following table sets forth information with respect to the named executives concerning the exercise of options during the last year and unexercised options held as of December 31, 1998.

                                                                                              VALUE OF
                                                                NUMBER OF SECURITIES        UNEXERCISED
                                  NUMBER OF                    UNDERLYING UNEXERCISED       IN-THE-MONEY
                                   SHARES                      OPTIONS AT YEAR END(1)        OPTIONS AT
                                 ACQUIRED ON     VALUE      ----------------------------    YEAR END(2)
NAME                              EXERCISE      REALIZED    EXERCISABLE    UNEXERCISABLE    EXERCISABLE
----                             -----------    --------    -----------    -------------    ------------
Robert J. Meuleman...........      13,730       $239,988      148,301         18,000         $1,231,804
Kenneth E. Edge..............      27,000        323,331       31,198         12,000            134,317
James S. Waddell.............      15,000        162,075       55,401         12,000            359,594
John R. Hecht................       8,073        102,785       32,906         12,000            239,222
Alan W. Kennebeck............       6,750         59,765       24,431          9,500            143,188

---------------

1. Options granted to acquire shares of Common Stock pursuant to various stock incentive plans.

2. The amounts shown reflect the value of unexercised options calculated by determining the difference between the closing price of the Company's Common Stock on the last day of the year ($22.891) and the applicable exercise price of such options.

LONG-TERM INCENTIVE PLAN AWARDS TABLE

     The following table sets forth information with respect to the named executives concerning Performance Unit Awards granted during 1998 pursuant to the Company's 1995 Stock Incentive Plan.

                                                                    ESTIMATED FUTURE PAYOUTS UNDER
                                                                     NON-STOCK PRICE-BASED PLANS
                                    NUMBER OF                    ------------------------------------
                                   PERFORMANCE    PERFORMANCE    THRESHOLD     TARGET     OUTSTANDING
NAME                                UNITS(1)        PERIOD          13%         14%           15%
----                               -----------    -----------    ---------    --------    -----------
Robert J. Meuleman.............      36,162         3 years      $160,921     $241,201     $401,760
Kenneth E. Edge................      17,241         3 years        76,722      114,997      191,548
James S. Waddell...............      16,117         3 years        71,721      107,500      179,060
John R. Hecht..................      12,744         3 years        56,711       85,002      141,586
Alan W. Kennebeck..............       8,156         3 years        36,294       54,401       90,613

---------------

1. Performance units were granted to certain executive officers on January 2, 1998 pursuant to the 1995 Stock Incentive Plan. The holders of these performance units will be entitled to cash or stock payments, or a combination thereof, if certain performance targets are met during the three-year period ending December 31, 2000. The holders are also entitled to dividend equivalent payments on these Performance Units. The target levels applicable to the Performance Units as shown in the table above are achieved if the average consolidated return on stockholders' equity (ROE) for the performance period is as shown above for each of the performance levels. Each Performance Unit shall be of no value unless at least the minimum level is achieved. If the Company achieves an average ROE in excess of the minimum performance level set forth above, each Performance Unit shall have the following values: $4.45 per unit for threshold performance, $6.67 per unit for target performance and $11.11 per unit for outstanding performance. It is the Company's intention to make incremental payments to executive officers for performance levels that are between these specified target levels.

EMPLOYEE AGREEMENTS

     The Company has entered into individual Transitional Compensation Agreements with current executive officers, including Messrs. Robert J. Meuleman, James S. Waddell, Kenneth E. Edge, and John R. Hecht. If, during the three-year period following a change of control of the Company (as defined in the agreements), the executive officer's employment is ended through (1) termination by the Company without cause (as defined in the agreements) or (2) termination by the executive officer for good reason (as defined in the agreements) based upon a breach of the agreement by the Company or a significant adverse change in the executive officer's responsibilities, compensation or benefits, then a termination payment will be made to the executive. The agreements provide that such payment will equal three times the sum of the executive's then current annual salary and annual bonus. In addition, the agreements provide that, if any portion of the termination payment is subject to an excise tax as an excess parachute payment, as defined in the Internal Revenue Code Section 4999, the Company shall pay the executive the amount necessary to offset the excise tax and any applicable taxes on this additional payment. Additional provisions provide for the continuation, for three years after termination, of welfare and other benefits to the executive and his family unless termination is for cause. Upon a change of control of the Company, the executive is entitled to a lump sum cash payment equivalent to the present value of the projected benefits under certain supplemental retirement plans.

     The Company also entered into Transitional Compensation Agreements with Alan W. Kennebeck and four other executive officers. These agreements provide that if such executive's employment is terminated within one year after a change in control of the Company either (i) by the Company other than for "cause" or other than as a consequence of disability or retirement (all as defined in such agreements) or (ii) by such executive for reasons relating to a diminution of responsibilities, compensation or benefits or relocation requiring a change in residence or a significant increase in travel, he will receive: (a) lump sum payment equal to his monthly salary in effect at the date of termination for a period of time determined pursuant to each agreement based upon his salary, years of service and age at the time of his termination, and a prorata portion of his annual bonus; (b) life, disability, accident and health insurance as provided in the Company's insurance programs for a period of 24 months after termination of employment; and (c) certain perquisites and outplacement services. The agreements provide for a commensurate reduction in the amount of cash payments to be made to an executive under the agreement in the event that the payments fail to be deductible by the Company as a result of Section 280G of the Internal Revenue Code of 1986, as amended. If these severance agreements had become operative in December 1998, the maximum number of monthly payments payable to the following individual (subject to reduction as described in the previous sentence) would have been approximately: Alan W. Kennebeck, 20 months.

     On August 10, 1998, the Company entered into Endorsement Split Dollar Insurance Agreements (Agreement(s)) with Robert J. Meuleman, James Waddell, Kenneth E. Edge, and John R. Hecht, replacing prior agreements. The Company purchased split-dollar and/or bank-owned life insurance policies for the named executives pursuant to each Agreement in conjunction with the Supplemental Executive Retirement Plan. The Company may terminate any such Agreement and receive its interest in the life insurance policy under certain conditions, including termination of employment (other than due to death, disability or retirement, unless such terminated employee becomes affiliated with a competitor following any such termination due to disability or retirement), provided the Company may not terminate any of the Agreements if such termination of employment or affiliation occurs after a "change in control" of the Company.

     The Company has also adopted a non-qualified, unfunded supplemental pension program for Mssrs. Meuleman, Edge, Waddell, and Hecht (the "Supplemental Executive Retirement Plan" (SERP)), which provides retirement benefits in excess of the maximum benefit accruals for qualified plans which are permitted under the Code. The benefits under the SERP are provided by the Company on a non-contributory basis. The Company has not funded these supplemental retirement benefits other than accruing a liability in the amount of the actuarially determined present value of the retirement benefits.

     A participant's annual retirement benefits payable under the SERP are based upon three percent of such participant's final base salary times number of years of service and shall not exceed 70% of a participant's final base salary and shall be no less than 45% of a participant's final base salary. The benefits payable shall be reduced by any other AMCORE provided benefits and also reduced by 50% of applicable Social Security benefits. The benefits shall be payable in the form of installment payments for the remainder of the participant's life, but in no event less than ten years, with payment continuing to the participant's designated beneficiary for the remaining period of such ten years in the event of the participant's death after payments have commenced but prior to the expiration of the ten-year period.

     The Company provides a Top Hat plan (entitled "AMCORE Top Hat Plan") for senior executive officers to maintain certain levels of retirement benefits and maximize the effectiveness and flexibility of compensation arrangements for participants in the AMCORE Financial Security Plan (Security Plan). This is accomplished by crediting each participating executive with contributions that would be made to the Security Plan, but for certain limitations imposed by the Internal Revenue Code.

     In August 1997, the Company adopted a Transitional Compensation policy (Policy) to provide severance pay for substantially all of the Company's employees whose employment is terminated within one year following a change in control (as defined in the Policy). The Policy provides for semi-monthly payments, depending on employment status, equal to such employee's current weekly or monthly salary for a period of time determined pursuant to the Policy based upon his or her salary, years of service and age.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Carl J. Dargene serves as Chairman of the Company's Compensation Committee and is the Company's Chairman of the Board. Mr. Dargene also serves on the board of CLARCOR and its Compensation Committee. Lawrence E. Gloyd, Chairman and Chief Executive Officer of CLARCOR, also serves on the Company's Compensation Committee. Mr. Dargene also serves on the board of Woodward Governor Company and its Compensation Committee. Lawrence E. Gloyd, Director of the Company, also serves on the board of Woodward Governor Company and its Compensation Committee.

REPORT OF THE COMPENSATION COMMITTEE

     The Compensation Committee of the Board of Directors reviews the Company's compensation and benefit policies, including individual salaries of the executive officers, and submits recommendations to the Board of Directors.

     The Company engages a compensation consulting firm on a regular basis to assist the Compensation Committee and the Board of Directors in formulating compensation policies and determining appropriate compensation levels. This firm provides reports directly to the Compensation Committee.

     Compensation received is one measure of the accomplishments and potential of the employee, relative to peers. AMCORE believes that base compensation should be competitive in the marketplace, but that incentive opportunities should increase the amount of compensation available to key personnel. Incentive opportunities should be tied to both quantitative and qualitative objectives designed to enhance both short and long term shareholder value.

     Toward that end, it is the philosophy of management, supported by the Compensation Committee, that senior management base pay should be at or near the median for similar positions in the industry and that incentives for meeting objectives should provide the opportunity for total compensation to reach the 75th percentile and beyond based on performance relative to industry and peer applicable comparisons.

     AMCORE believes that incentives should not be disincentives. In the short term, they should be achievable, but challenging, goals. When these goals are achieved, they will increase compensation and set the basis for higher standards as the next step.

EXECUTIVE OFFICER COMPENSATION

     Consistent with this philosophy, the Compensation Committee has established a compensation program consisting of an annual base salary and the opportunity to earn incentive compensation tied directly to the performance of the Company, personal performance and increases in stockholder value. The Company's executive compensation program in 1998 consisted of the following components:

     -  Base Salary

     -  Short-Term Incentive Plan

     -  Intermediate-Term Incentive Plan

     -  Long-Term Incentive Plan

     The Compensation Committee, working with the compensation consulting firm, determines a range for the executive officers' base salaries in order to be competitive and consistent with amounts paid to executives performing similar functions in comparable companies. The objective is to determine the salary ranges at a level within the third quartile of trailing twelve-month activity of the comparable companies. The amount of each executive's base salary is set within the range based upon the performance of the Company, performance of particular business units, the personal performance of such executive officers, cost of living increases and such other factors as the Compensation Committee and the Board of Directors deem appropriate.

     The short-term incentive component of each executive officer's compensation is based upon participation in the Company's cash profit sharing plan, generally available to all of the Company's employees, and a cash bonus, based upon a maximum target amount assigned at the beginning of each year. Amounts payable under the Company's profit sharing plan range between 0% and 5% of the executive officer's total eligible wages, and are based upon the profitability of the Company. The cash profit sharing payout earned was 2.5% of total eligible wages. The annual cash bonus targets range from 30% to 50% of the midpoint of the base salaries of executive officers. The amount of targeted cash bonuses payable to such officers are contingent upon the attainment of financial targets such as consolidated or affiliate earnings which are established at the beginning of the year, personal performance of the executive and, where appropriate, attainment of earnings goals of the operating unit or units for which the executive has responsibility. The targets may be adjusted from time to time to take into account unforeseen or extraordinary events. Generally, if certain minimum target financial results are not achieved, no annual incentive will be paid.

     Executive officers are eligible for an annual cash bonus pursuant to a formula determined by the Compensation Committee. The formula provides for a minimum payout of 4% of a targeted cash bonus at 85% achievement of financial goals. For each 1% of earnings above this threshold level, the cash bonus increases by 4% up to a maximum of 100% of the target bonus upon achievement of 110% or more of the consolidated or affiliate earnings goals. In 1998, the consolidated operating earnings objective was $43,578,000, an increase of 24% over the prior year, whereas affiliate earnings goals varied by company. In 1998, the total short-term incentive payouts to executive officers were approximately 57% of the maximum targets established under the plan.

     The intermediate-term incentive component of each executive officer's compensation is based upon the award of performance units which provide for cash or stock payouts, or a combination thereof, based upon the achievement by the Company of targeted average consolidated returns on stockholders' equity over a three year performance period. The holders are also entitled to dividend equivalent payments on these performance units. The three target levels applicable to the performance units granted are: Threshold 13% ROE, Target 14% ROE and Outstanding 15% ROE. Each performance unit shall be of no value unless at least the minimum performance level is achieved. If the Company achieves an average ROE in excess of the minimum performance level set forth above, each performance unit shall have the following values: $4.45 per unit for Threshold performance, $6.67 per unit for Target performance and $11.11 per unit for Outstanding performance. Average return on equity in excess of 13% but less than 14% was attained for the 1996 performance units expiring December 1998. Therefore, payouts of approximately $417,000 were made in January 1999 pursuant to these units.

     The long-term incentive component of each executive officer's compensation involves the award of stock options or stock awards pursuant to the AMCORE Long-Term Incentive Plan and 1992 and 1995 Stock Incentive Plans. Long-term incentives are provided to reward executives for achieving long-term strategic goals and to provide a balance against overemphasis on short-term results. Through stock ownership, executives' long-term incentives are tied to stockholder value. The Compensation Committee recommends grants of annual awards of stock options to executive officers at levels determined with reference to fixed percentages up to 35% of base compensation subject to increases and decreases based on individual performance.

CHIEF EXECUTIVE OFFICER COMPENSATION

     The compensation package for Mr. Robert J. Meuleman, who was the Chief Executive Officer of the Company during 1998, was determined in the same manner as for all other executive officers, except that Mr. Meuleman's short-term incentive was based 100% on the Company's total performance without reference to any particular business unit of the Company or personal objectives. For this purpose, Company performance was measured by comparing the consolidated operating earnings of the Company, which excludes merger-related charges, to earnings goals established by the Compensation Committee. Consolidated operating earnings were $42,888,000 in 1998 and represented 98.4% of the earnings goal of $43,578,000.

     Mr. Meuleman's base salary in 1998 was $360,000, which was in the upper first quartile of his salary range, and his short-term bonus was $90,146, a payout of 52% of the maximum, for a combined total of $450,146. During 1997, Mr. Meuleman earned a base salary of $320,000 and short-term bonus of $17,336, for a total of $337,336.

     The Compensation Committee believes that the executive team of the Company will receive appropriate rewards under this program of corporate incentives, but only if they achieve the performance goals established for them and the Company and if they succeed in increasing stockholder value.

                                                          Carl J. Dargene, Chairman
                                                          Richard C. Dell
                                                          Paul Donovan
                                                          Lawrence E. Gloyd
                                                          Frederick D. Hay
                                                          Robert J. Meuleman, Ex-officio member

                              COMPANY PERFORMANCE

     The graph below compares the cumulative total shareholder return on the Common Stock of the Company for the last five years with the cumulative total returns on the NASDAQ Stock Market Index and NASDAQ Bank Stocks Peer Index. Cumulative total returns have been measured by dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between the share price at the end and the beginning of the measurement period by the share price at the beginning of the measurement period.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
  (AMCORE FINANCIAL, INC., NASDAQ STOCK MARKET INDEX, NASDAQ BANK STOCK INDEX)


          COMPANY         MARKET           PEER
           AMCORE      NASDAQ Stock   NASDAQ Bank Stocks

Dec-93     100.000       100.000         100.000
Jan-94     103.226       103.035         101.643
Feb-94      92.281       102.073         100.365
Mar-94      84.483        95.797          98.790
Apr-94     106.579        94.553         101.984
May-94     111.228        94.785         106.634
Jun-94     111.228        91.318         106.639
Jul-94     105.994        93.193         108.119
Aug-94     116.462        99.135         110.882
Sep-94     112.013        98.881         107.821
Oct-94     102.789       100.824         104.581
Nov-94      93.048        97.479         100.216
Dec-94      99.695        97.752          99.636

Jan-95     101.024        98.310         102.982
Feb-95     108.478       103.509         108.018
Mar-95     103.121       106.578         109.084
Apr-95     103.121       109.936         112.107
May-95      94.527       112.772         115.524
Jun-95      99.929       121.911         120.435
Jul-95     108.031       130.873         126.109
Aug-95     110.732       133.526         132.878
Sep-95     123.733       136.596         135.945
Oct-95     122.374       135.807         138.159
Nov-95     121.145       138.996         145.244
Dec-95     110.879       138.256         148.383

Jan-96     114.985       138.936         148.729
Feb-96     119.092       144.224         150.772
Mar-96     115.161       144.699         154.228
Apr-96     110.334       156.700         153.443
May-96     111.024       163.896         156.019
Jun-96     109.827       156.508         156.788
Jul-96     107.046       142.551         154.835
Aug-96     111.217       150.538         165.560
Sep-96     114.904       162.052         173.490
Oct-96     116.305       160.261         181.172
Nov-96     124.713       170.168         194.714
Dec-96     151.014       170.015         195.908

Jan-97     134.783       182.098         206.805
Feb-97     141.134       172.026         218.474
Mar-97     160.492       160.793         210.605
Apr-97     151.970       165.820         215.342
May-97     161.912       184.612         228.788
Jun-97     155.680       190.266         245.068
Jul-97     165.678       210.349         263.878
Aug-97     169.963       210.028         261.731
Sep-97     196.122       222.440         289.029
Oct-97     202.588       210.924         290.198
Nov-97     204.743       211.979         301.508
Dec-97     217.649       208.580         328.018

Jan-98     212.235       215.158         313.620
Feb-98     221.980       235.360         330.930
Mar-98     235.009       244.052         346.761
Apr-98     225.217       248.196         351.227
May-98     214.337       234.573         339.439
Jun-98     210.103       251.119         340.136
Jul-98     223.234       248.467         329.863
Aug-98     188.217       199.752         268.966
Sep-98     200.346       227.341         286.870
Oct-98     210.804       236.632         307.340
Nov-98     207.501       259.943         317.206
Dec-98     202.767       293.209         324.902

NOTES:

A. The lines represent monthly index levels derived from compounded daily returns that include all dividends.

B.  The index level for all series was set to 100.0 as of December 31, 1993.

                          TRANSACTIONS WITH MANAGEMENT

     Directors and principal officers of the Company and their associates were customers of, and had transactions with, the Company's subsidiaries in the ordinary course of business during 1998. Comparable transactions may be expected to take place in the future. All outstanding loans, commitments to loan, transactions in repurchase agreements and certificates of deposit, and depository relationships in the ordinary course of business, were on substantially the same terms, including interest rates and collateral, as those prevailing at the time for transactions with other persons, and, in the opinion of management of the Company, did not involve more than the normal risk of collectibility or present other unfavorable features. As of December 31, 1998, various directors and officers of the Company were indebted to the Company's subsidiaries in the amount of approximately $3,595,000. This amount represents
0.15 percent of the Company's subsidiaries' outstanding loans and 1.14 percent of the Company's stockholders' equity as of that date. The maximum aggregate amount of their indebtedness to the Company's subsidiaries during 1998 was $4,142,000. As of December 31, 1998, associates of directors and officers of the Company were indebted in the amount of $209,000 to the Company's subsidiaries. Further, the Company's subsidiaries have additional committed, but unfunded, lines of credit of $6,735,000 to associates of directors and officers of the Company. The maximum aggregate amount of such associates' indebtedness to the Company's subsidiaries during 1998 was $4,966,000.

     The Board of Directors, on February 22, 1984, authorized the Executive Committee to negotiate such agreements as may be necessary to accomplish stock redemptions pursuant to Section 303 of the Internal Revenue Code to pay death taxes of certain stockholders. Such redemptions will be conditioned upon any requisite bank regulatory agency or debt covenant approvals. Bank holding companies, such as the Company, are required to notify the Federal Reserve Board prior to paying 10% or more of consolidated net worth to redeem shares over a twelve-month period.

                 ITEM 2 -- APPOINTMENT OF INDEPENDENT AUDITORS

     KPMG LLP has been appointed to serve as the independent auditors for the Company and subsidiaries for the fiscal year ending December 31, 1999. This appointment is being submitted to the stockholders for ratification. Representatives of the firm are expected to be present at the Annual Meeting to respond to appropriate questions from stockholders and to have the opportunity to make any statements they consider appropriate. In the event the stockholders do not ratify the appointment of KPMG LLP, the selection of independent auditors will be determined by the Audit Committee and the Board of Directors after careful consideration of all information submitted by the stockholders.

     Accounting services rendered by KPMG LLP during 1998 included the examination of the annual consolidated financial statements, review of unaudited quarterly statements, assistance with Securities and Exchange Commission filings, legally required special audits of subsidiaries, and consultations in connection with various tax and accounting-related matters.

     During 1998, the Board of Directors reviewed and approved in advance or ratified the scope of all of KPMG LLP's professional services rendered to the Company and related entities.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR RATIFICATION OF KPMG LLP AS AUDITORS FOR THE YEAR 1999.

                   ITEM 3 -- ADOPTION OF AMCORE STOCK OPTION
                                 ADVANTAGE PLAN

     On February 16, 1999, the Board of Directors adopted, subject to stockholder approval, the AMCORE Stock Option Advantage employee stock purchase plan (the "Plan"). The purpose of the Plan is to provide employees of the Company with an opportunity to purchase common stock of the Company through accumulated payroll deductions. The Company believes that stock ownership is one of the prime methods of attracting and retaining key personnel responsible for the continued achievement of the financial goals of the Company's business. In addition, an employee stock purchase plan is considered a way to enhance teamwork and customer service through motivation of employees. The Plan will become effective as long as it is approved by the stockholders within twelve months after its adoption by the Board of Directors. If approved, the Plan will continue in effect until the number of shares reserved for issuance thereunder have been exhausted or ten years after the date of its adoption by the Board of Directors, whichever is earlier.

     Beginning on April 1, 1999, payroll deductions commenced for all eligible employees who enrolled in the Plan as of such date. If the Plan is approved by stockholders, the payroll deductions will accumulate and be utilized for the purchase of shares of stock upon exercise of the Options at the first Exercise Date. If the Plan is not approved by stockholders, the accumulated payroll deductions will be returned to such employees.

VOTE REQUIRED

     The affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting of Stockholders or any adjournment thereof will be required to approve the Plan.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ADOPTION OF THE AMCORE STOCK OPTION ADVANTAGE PLAN.

The essential terms of the Plan are summarized as follows:

SUMMARY OF THE AMCORE STOCK OPTION ADVANTAGE PLAN

     General. The purpose of the Plan is to provide employees with an opportunity to purchase common stock of the Company through payroll deductions.

     Administration. The Plan shall be administered by an individual or a committee appointed by the Board of Directors (the "Administrator"). All questions of interpretation or application of the Plan are determined by the Administrator, and, to the full extent permitted by law, its decisions are final, conclusive and binding upon all participants.

     Eligibility. Each employee of the Company (including officers), whose customary employment with the Company is more than 20 hours per week and more than five months in any calendar year, is eligible to participate in an Exercise Period (as defined below); provided, however, that no employee shall be granted an option under the Plan (i) to the extent that, immediately after the grant, such employee would own five percent of either the voting power or value of the stock of the Company, or (ii) to the extent that his or her rights to purchase stock under all employee stock purchase plans of the Company accrue at a rate which exceeds $25,000 worth of stock (determined at the Fair Market Value of the shares at the time such option is granted) for each calendar year. Eligible employees become participants in the Plan by filing with the Company an enrollment and change form authorizing payroll deductions (an "Agreement") in the manner prescribed by the Administrator.

     Participation in an Offering. The Plan is implemented by consecutive overlapping offering periods lasting twelve (12) months (each an "Exercise Period") with a new Exercise Period commencing on January 1, April 1, July 1 and October 1 of each year. Employees may enroll in the Plan as of one of such dates by submitting an Agreement in the manner prescribed by the Administrator. Common stock may be purchased under the Plan every three months (an "Exercise Date"), unless the participant withdraws or terminates employment earlier. To participate in the Plan, each eligible employee must authorize payroll deductions pursuant to the Plan. Such payroll deductions may not exceed 10% of a participant's compensation.

Compensation is defined as base straight time gross earnings, sales commissions, bonuses, incentive compensation and payments for overtime and shift premiums. Once an employee becomes a participant in the Plan, the employee will automatically participate in each successive Exercise Period until such time as the employee withdraws from the Plan or the employee's employment with the Company terminates. At the beginning of the Exercise Period, each participant is automatically granted options to purchase shares of the Company's common stock. The option expires at the end of the Exercise Period or upon termination of employment, whichever is earlier, but is exercised at the end of each Exercise Period to the extent of the payroll deductions accumulated during such Exercise Period.

     As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by applicable provisions of any law.

     Purchase Price, Shares Purchased. Shares of common stock may be purchased under the Plan at a price not less than 85% of the lesser of the Fair Market Value of the common stock on (i) the first day of the Exercise Period or (ii) such Exercise Date. The "Fair Market Value" of the common stock on any relevant date will be the closing price per share as reported on The Nasdaq National market (or the mean of the closing bid and asked prices, if no sales were reported) as quoted on such exchange or reported in The Wall Street Journal. The number of shares of common stock a participant purchases on each Exercise Date is determined by dividing the total amount of payroll deductions withheld from the participant's compensation since the prior Exercise Date by the purchase price.

     Restriction on Transfer of Shares. A Participant may not sell any stock acquired under the terms of the Plan for two years after the Exercise Date upon which such shares were purchased. Notwithstanding the above, this sales restriction will lapse upon the earlier of the death, disability or retirement of the Participant. For purposes of this provision, a Participant shall be considered disabled if he has been determined to be disabled under the terms of the Company's Long-Term Disability Plan. The Administrator may waive this restriction in its sole discretion. For the purposes of the Plan, a Participant shall be considered retired if he has ceased employment at 55 years of age or older with at least ten years of service or at 65 years of age or older with at least five years of service.

     Dividends. Dividends earned on shares of Stock held in the participant's stock account shall be credited to the participant's payroll account and used to purchase additional shares of stock (as provided in the Company's Dividend Reinvestment Plan).

     Termination of Employment. Termination of a participant's employment for any reason, including disability or death, or the failure of the participant to remain in the continuous scheduled employ of the Company for at least 20 hours per week, cancels his or her option and participation in the Plan immediately. In such event, the payroll deductions credited to the participant's account will be returned to him or her or, in the case of death, to the person or persons entitled thereto as provided in the Plan.

     Company Option to Repurchase Stock. Upon termination of employment of a Participant other than for death, disability or retirement, the Company shall have the option to repurchase all, or any portion of, the shares owned by such Participant that, at the time of such termination, are subject to the two year restriction on transfer provided for in the Plan. The Company shall have the right to repurchase such shares at the purchase price per share paid by the Participant at the applicable Exercise Date.

     Adjustment Upon Change in Capitalization. In the event that the stock of the Company is changed by reason of any stock split, reverse stock split, stock dividend, combination, reclassification or other change in the capital structure of the Company, or any other increase or decrease in the number of shares of common stock effected without the receipt of consideration, appropriate proportional adjustments shall be made in the number and class of shares of stock subject to the Plan, the number and class of shares of stock subject to options outstanding under the Plan and the exercise price of any such outstanding options. Any such adjustment shall be made by the Administrator, in its sole discretion, whose determination shall be conclusive.

     Dissolution, Liquidation, Merger or Asset Sale. In the event of a proposed dissolution, liquidation, merger or sale of all or substantially all of the assets of the Company, the Exercise Period then in progress will be shortened and a new exercise date will be set, unless otherwise provided by the Board of Directors. In addition, the restrictions on transfer of shares of stock purchased under the Plan will be waived. Notwithstanding the foregoing, if the Board determines, in its sole discretion, to continue the Plan upon a merger with or into another corporation, the Administrator may grant Options in substitution for stock awards, stock options, stock appreciation rights or similar awards held by an individual who becomes an employee of the Company or an Affiliate in connection with such transaction. The terms of such substituted Options shall be determined by the Administrator in its sole discretion, subject only to the limitations of the Plan.

     Amendment and Termination of the Plan. The Board of Directors has the authority to amend or terminate the Plan, except that no such action may adversely affect any outstanding rights to purchase stock under the Plan, provided that if the Board of Directors determines that a change in the applicable accounting rules or a change in applicable laws renders an amendment or termination desirable then the Board of Directors may approve such amendment or termination. The Board of Directors may not amend the Plan without approval of the stockholders within 12 months of the adoption of such amendment if such amendment would (i) increase the number of shares that may be issued under the Plan or (ii) change the designation of the employees (or class of employees) eligible for participation in the Plan.

     Withdrawal. Generally, a participant may withdraw from an Exercise Period at any time without affecting his or her eligibility to participate in future Exercise Periods.

     Federal Tax Information for Purchase Plan. The Plan, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Sections 421 and 423 of the Internal Revenue code of 1986, as amended (the "Code"). Under these provisions, no income will be taxable to a participant until the shares purchased under the Plan are sold or otherwise disposed of. Upon sale or other disposition of the shares, the participant will generally be subject to tax and the amount of the tax will depend upon the holding period. If the shares are sold or otherwise disposed of more than two years from the first day of the Exercise Period or more than one year from the date of transfer of the stock of the participant, then the participant will recognize ordinary income measured as the lesser of (i) the excess of the Fair Market Value of the shares at the time of such sale or disposition over the Purchase Price, or (ii) an amount equal to 15% of the Fair Market Value of the shares as of the first day of the Exercise Period. Any additional gain will be treated as long-term capital gain. If the shares are sold or otherwise disposed of before the expiration of this holding period, the participant will recognize ordinary income generally measured as the excess of the Fair Market Value of the shares on the date the shares are purchased over the purchase price. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on the holding period. The Company is not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent of ordinary income is recognized by participants upon a sale or disposition of shares prior to the expiration of the holding period(s) described above.

     The foregoing is only a summary of the effect of federal income taxation upon the participant and the Company with respect to the shares purchased under the Plan. Reference should be made to the applicable provisions of the Code. In addition, the summary does not discuss the tax consequences of a participant's death or the income tax laws of any state or foreign country in which the participant may reside.

Participation In The Plan

     Participation in the Plan is voluntary and is dependent on each eligible employee's election to participate and his or her determination as to the level of payroll deductions. Accordingly, future purchases under the Plan are not determinable. Nonemployee directors are not eligible to participate in the Plan.

New Plan Benefits

     No specific determinations have been made or can be made in advance as to the future recipients of benefits under the Plan. Known future grants of options under the Plan, if any, are set forth in the summary compensation table. See "-- Executive Compensation."

               STOCKHOLDER PROPOSALS FOR THE 2000 ANNUAL MEETING

NOMINATIONS FOR THE BOARD OF DIRECTORS

     The Company's Bylaws provide that the notice of proposed stockholder nominations for the election of directors must be timely and given to the Secretary of the Company prior to the meeting at which directors are to be elected. To be timely, notice must be received by the Company not less than 50 days nor more than 75 days prior to the meeting. The date of an annual meeting of stockholders may be obtained from the Secretary of the Company when determined by the Board of Directors.

     Notice to the Company from a stockholder who proposes to nominate a person at the meeting for election as a director must contain certain information about that person, including age, business and residence addresses and principal occupation, the class and number of shares of the Company's stock beneficially owned and such other information as would be required to be included in a proxy statement soliciting proxies to nominate that person. The Company may also require any proposed nominee to furnish other information reasonably required by the Company to determine the proposed nominee's eligibility to serve as director. If the chairman of the meeting of stockholders determines that a person was not nominated in accordance with the foregoing procedures, such person shall not be eligible for election as a director.

OTHER PROPOSALS

     Stockholders may submit proposals appropriate for stockholder action at the Company's Annual Meeting consistent with the regulations of the Securities and Exchange Commission. For proposals to be considered for inclusion in the Proxy Statement for the 2000 Annual Meeting, they must be received by the Company no later than November 30, 1999. Such proposals should be directed to AMCORE Financial, Inc., Attention: Corporate Secretary, 501 Seventh Street, Rockford, Illinois 61104.

                                          By order of the Board of Directors,
                                          /s/ James S. Waddell
                                              James S. Waddell
                                                 Secretary

                                                                       EXHIBIT A

                       AMCORE STOCK OPTION ADVANTAGE PLAN
                                    PREAMBLE

     WHEREAS, AMCORE Financial. Inc. (the "Company") desires to establish a plan through which certain employees of the Company and its affiliates may purchase from the Company shares of its common stock; and

     WHEREAS, the Company intends that the plan be an "employee stock purchase plan" within the meaning of Section 423 of the Internal Revenue Code of 1986, and has designed the plan to conform to the provisions of Rule 16b-3 of the Exchange Act;

     NOW, THEREFORE, the Company hereby establishes the AMCORE Stock Option Advantage Plan (the "Plan"), subject to the approval of stockholders of the Company, to be effective April 1, 1999:

                                   ARTICLE 1.
                                PURPOSE OF PLAN

     The purpose of the Plan is to secure for the Company and its shareholders the benefits of the incentive inherent in the ownership of the Company's common stock by present and future eligible employees of the Company and its Affiliates.

                                   ARTICLE 2.
                                  DEFINITIONS

     2.1 Administrator. The individual or committee designated by the Board to administer the Plan.

     2.2 Affiliate. Each corporation that is designated as an Affiliate by the Company pursuant to Section 5.3.

     2.3 Agreement. An enrollment and authorization form submitted by an Eligible Employee to the Administrator through which the Eligible Employee elects to participate in the Plan and authorizes payroll deductions or other procedures established by the Administrator for payment of the exercise price of Options.

     2.4   Board.  The Board of Directors of the Company.

     2.5   Code.  The Internal Revenue Code of 1986, as amended.

     2.6   Company.  AMCORE Financial, Inc. and its successors and assigns.

     2.7 Compensation. An employee's annual rate of compensation earned from employment with the Company or one of its Affiliates, including regular earnings, bonuses, overtime, commissions, shift premium, incentive compensation, incentive payments, amounts elected under a salary reduction agreement pursuant to a plan described in Section 125 of the Code or a deferred compensation plan, and amounts excluded from taxable income under Section 402(g) of the Code.

     2.8 Eligible Employee. An Employee of the Company or an Affiliate who is compensated through the Company's or the Affiliate's regular payroll, except for the following:

     (a) An Employee whose customary employment by the Company or Affiliate is 20 hours or less per week.

     (b) An Employee whose customary employment by the Company or Affiliate is for five months or less in a calendar year.

     (c) An employee who would own more than 5% of the total combined voting power of all classes of stock of the Company or an Affiliate at the time such employee would be granted an Option. For the purpose of determining if an employee owns more than 5% of such stock, he shall be deemed to own (i) any stock owned (directly or indirectly) by or for his brothers and sisters (whether by whole or half blood), spouse, ancestors or lineal descendants, (ii) any stock owned (directly or indirectly) by or for a corporation, partnership, estate or trust of which such individual is a shareholder, partner or beneficiary in proportion to his interest in such corporation, partnership, estate or trust, and (iii) any stock the individual may purchase under an outstanding stock option.

        For purposes of the Plan and except as provided in Section 3.1(c), the employment relationship shall be treated as continuing intact while the individual is on sick leave or other leave of absence approved by the Company.

     2.9 Employee. A regular common law employee of the Company or an Affiliate who is paid through the Company's regular payroll.

     2.10 Exchange Act.  The Securities Exchange Act of 1934, as amended.

     2.11 Exercise Date. The last day of each of the months of March, June, September and December on which the NASDAQ is open for trading.

     2.12 Exercise Period. The Exercise Period for each Eligible Employee shall be the period that begins on the Grant Date hereunder and expires twelve
(12) months thereafter.

     2.13 Fair Market Value shall mean, as of any date, the value of Stock determined as follows:

     a) If the Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq National Market or The Nasdaq Small Cap Market of The Nasdaq Stock Market, its Fair Market Value shall be the closing price for such stock as quoted on such exchange or system for the last market trading day on the date of such determination, as reported in The Wall Street Journal or such other source as the Board deems reliable;

     b) If the Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value shall be the mean of the closing bid and asked prices for the Stock on the date of such determination, as reported in The Wall Street Journal, or such other source as the Board deems reliable;

     c) In the absence of an established market for the Stock, the Fair Market Value thereof shall be determined in good faith by the Board.

     2.14 Grant Date. The Grant Date for each Eligible Employee shall be January 1, April 1, July 1 or October 1 of the calendar year in which such Eligible Employee enrolls in the Plan in accordance with Section 3.1.

     2.15 Option. The right that is granted hereunder to a Participant to purchase from the Company a stated number of shares of Stock at the Fair Market Value on each Exercise Date.

     2.16 Participant. An Eligible Employee who has elected to participate in the Plan in accordance with Article 3.

     2.17 Payroll Account. A bookkeeping account maintained by the Company or its designated record-keeper to which is added the amounts withheld on behalf of each Participant under regular payroll deductions, or otherwise, deposited into the account as authorized by a Participant, and reduced by amounts used to purchase shares of Stock.

     2.18 Plan.  The AMCORE Stock Option Advantage Plan.

     2.19 Stock.  The common stock of the Company, $0.22 par value.

     2.20 Stock Account. The book-entry account established by the Administrator to which all purchases of Stock pursuant to the exercise of an Option granted under the Plan are credited.

                                   ARTICLE 3.
                         GRANT AND EXERCISE OF OPTIONS

     3.1 Participation and General Conditions. An Eligible Employee may elect to become a Participant by completing the Agreement and filing it with the Administrator prior to the Grant Date or by responding to enrollment procedures in the form and manner prescribed by the Administrator prior to the Grant Date. Payroll deductions for a Participant shall commence on the first payroll following the Grant Date and shall end on the last payroll in the Exercise Period to which such authorization is applicable, unless sooner terminated by the Participant as provided in Section 3.7 and 3.8 hereof.

     On the Grant Date, each Eligible Employee who becomes a Participant, shall, without further action of the Administrator, be granted an Option to purchase a number of whole shares of Stock that, in the aggregate, have an exercise price (as described below) that is not more than the amount contributed to the Plan by the Participant, and does not exceed 10% of the Participant's Compensation on each pay day during the Exercise Period. In addition, no Eligible Employee may be granted an Option which permits his rights to purchase Stock under the Plan and all other employee stock purchase plans (described in Section 423(b) of the Code) of the Company and its Affiliates to accrue at a rate that exceeds $25,000 of Fair Market Value of such Stock (determined on the date that the Option is granted) for each calendar year in which such Option is outstanding at any time. Each Option grant is subject to the following terms and conditions:

     (a) The exercise price of each Option shall be 85% of Fair Market Value of each share of Stock that is subject to the Option, determined on either the Grant Date or, if less, on the Exercise Date.

     (b) Each Option, or portion thereof, that is not exercised during an Exercise Period shall expire at the end of the Exercise Period in which the Option was granted, unless it expires sooner pursuant to
          Section 3.1(c).

     (c) Each Option shall expire on the date that the Eligible Employee terminates employment with the Company and all of its Affiliates; provided, however, that the Option shall terminate three months after such termination of employment if termination is due to the death or disability of the Eligible Employee. For purposes of this provision, a Participant shall be considered disabled if he has been determined to be disabled under the terms of the Company's Long-Term Disability Plan.

     (d) A right to purchase Stock which has accrued under one Option granted hereunder may not be carried over to any other Option.

     3.2 Right to Exercise. An Option shall be exercisable on each of the Exercise Dates of the Exercise Period that includes the Grant Date on which the Option was granted. An Eligible Employee must exercise an Option while he is an employee of the Company or an Affiliate or within the periods that are specified herein after termination of employment.

     3.3 Method of Exercise. Unless a Participant withdraws from the Plan as provided in Section 3.7 hereof, or unless the Board otherwise provides, such Participant's Option shall be exercised automatically on the Exercise Date, and the maximum number of shares of Stock subject to such Option will be purchased for such Participant at the applicable option price with the accumulated payroll deductions to the Participant's Payroll Account under the Plan pursuant to
Section 3.4 hereof.

     The shares of Stock purchased upon exercise of an Option hereunder shall be credited to the Participant's Stock Account as of the Exercise Date and shall be deemed to be transferred to the Participant on such date. Except as otherwise provided herein, the Participant shall have all rights of a shareholder with respect to such shares of Stock upon their being credited to the Participant's Stock Account.

     3.4 Payment of Exercise Price. Amounts credited to a Participant's Payroll Account shall be accumulated and reserved for payment of the exercise price of Options granted hereunder.

     (a) A Participant may modify his election to participate in the Plan at any time by timely providing the Administrator written notice in the form prescribed by the Administrator. Such modification shall be effective on the first payroll date following such notice or, if later, the date specified in the notice.

     (b) An Agreement to begin or modify participation in the Plan must be completed by the Participant within the time prescribed by the Administrator prior to the last payroll date in the Exercise Period for which it is to be effective. If the Agreement is not timely, it shall take effect upon the next following Exercise Period.

     (c) Each Participant's election specified under an Agreement shall remain in effect for successive Exercise Periods until modified or withdrawn by the Participant in accordance with this Section 3.4 and Section 3.7.

     (d) Interruptions in employment as a result, for example, of a lay-off or the Family and Medical Leave Act, are considered temporary interruptions in participation in the Plan and payroll deductions are to resume when the Eligible Employee returns to work.

     3.5 Issuance of Stock. Unless the Participant withdraws from the Plan pursuant to Section 3.7, on each Exercise Date, the Company shall issue in book-entry format whole shares of Stock to a Participant as follows:

     (a) On each Exercise Date the Company shall determine the number of whole shares of Stock to be issued to each Participant by dividing the balance of such Participant's Payroll Account by the applicable exercise price of the Option.

     (b) The Company shall deduct from a Participant's Payroll Account the amount necessary to purchase the greatest number of whole shares of Stock that can be acquired under the applicable Option.

     (c) If, on an Exercise Date, Participants in the aggregate have Options to purchase more shares of Stock than are available for purchase under the Plan, each Participant shall be eligible to purchase a reduced number of shares on a pro rata basis and any amounts remaining in the Payroll Account shall be returned to such Participants, all as provided by rules and regulations adopted by the Administrator.

     (d) Any amounts remaining in the Payroll Account after deducting the exercise price for whole shares of Stock shall generally be held for use at a subsequent Exercise Date. However, a Participant who has made contributions to a Payroll Account and has withdrawn from the Plan under the terms of Section 3.7 may obtain payment of the amounts held in his Payroll Account from the Company in the manner established by the Administrator. A Participant who has terminated employment shall be paid any amounts remaining in his Payroll Account in the manner established by the Administrator.

     3.6 Non-transferability. Any Option granted under this Plan shall not be transferable except by will or by the laws of descent and distribution and shall only be transferred in accordance with applicable restrictions. Only the Participant to whom an Option is granted may exercise such Option, unless he is deceased. No right or interest of a Participant in any Option shall be liable for, or subject to, any lien, obligation, garnishment or liability of such Participant.

     3.7 Withdrawal. A Participant may withdraw from the Plan at any time in the manner prescribed by the Administrator. All of the Participant's payroll deductions credited to his or her Payroll Account shall be paid to such Participant in accordance with Section 3.5(d) and such Participant's Option for the Exercise Period shall be automatically terminated, and no further payroll deductions for the purchase of shares of Stock shall be made for such Exercise Period. If a Participant withdraws from an Exercise Period, payroll deductions shall not resume at the beginning of any succeeding Exercise Period unless the Participant delivers to the Company a new Agreement.

     A Participant's withdrawal from an Exercise Period shall not have any effect upon his or her eligibility to participate in any similar plan which may hereafter be adopted by the Company or in succeeding Exercise Periods which commence after the termination of the Exercise Period from which the Participant withdraws.

     3.8 Termination of Employment. (a) Upon a Participant's ceasing to be an Employee, for any reason, he or she shall be deemed to have elected to withdraw from the Plan and the payroll deductions credited to such Participant's Payroll Account during the Exercise Period but not yet used to exercise the Option shall be returned to such Participant or, in the case of his or her death, to the person or persons entitled thereto by will or laws of descent and distribution or as otherwise provided in the manner prescribed by the Administrator, in accordance with Section 3.4(d).

     (b) Company Option to Repurchase Stock. Upon termination of employment of any Participant other than for death, disability or retirement as defined in
Section 4.4 hereof, the Company shall have the option to repurchase all, or any portion of, the shares owned by such Participant that, at the time of such termination, are subject to the restriction on transfer provided for in Section
4.4. Such option is exercisable by the Company for 30 days following such termination of employment by written notice to the Participant. The Company shall have the right to repurchase such shares at the purchase price per share paid by the Participant at the applicable Exercise Date.

     3.9 Shareholder Rights. No Participant shall have any rights as a stockholder with respect to shares subject to his Option prior to the time that such Option is exercised on the Exercise Date.

     3.10 Issuance of Shares. Shares of Stock issued pursuant to the exercise of Options hereunder shall be credited to the Stock Account of the Participant established by the Administrator as soon as administratively feasible after a Participant exercises an Option hereunder and executes any applicable shareholder agreement that the Company requires at the time of exercise. A Participant may request a stock certificate, which shall be issued as soon as administratively feasible following the lapse of the restrictions set forth in
Section 4.4.

     3.11 Application of Funds. All funds of Participants received or held by the Company under the Plan before purchase of the Stock may be held in bank accounts of the Company and shall not accrue interest.

     3.12 Dividends. Dividends earned on shares of Stock held in the Employee's Stock Account shall be credited to the Employee's Payroll Account and used to purchase additional shares of Stock (as provided in the Company's Dividend Reinvestment Plan).

                                   ARTICLE 4.
                             STOCK SUBJECT TO PLAN

     4.1 Source of Shares. Upon the exercise of an Option, the Company may credit to the Participant's book-entry account authorized but unissued shares of Stock.

     4.2 Maximum Number of Shares. The maximum aggregate number of shares of Stock that may be issued pursuant to the exercise of Options is 250,000, subject to increases and adjustments as provided in Article 6.

     4.3 Forfeitures. If an Option is terminated, in whole or in part, the number of shares of Stock allocated to such Option or portion thereof may be reallocated to other Options to be granted under this Plan.

     4.4 Restriction on Sale of Stock. A Participant shall be prohibited from selling any stock acquired under the terms of the Plan until the expiration of the period commencing on each Exercise Date and ending two years later. Notwithstanding the above, this sales restriction shall lapse upon the earlier of the death, disability or retirement of the Participant. For purposes of this provision, a Participant shall be considered disabled if he has been determined to be disabled under the terms of the Company's Long-Term Disability Plan. The Administrator may waive this restriction in its sole discretion. For purposes of this provision a Participant shall be considered retired if he has ceased employment at 55 years of age or older with at least ten (10) years of service or at 65 years of age or older with at least five (5) years of service.

                                   ARTICLE 5.
                           ADMINISTRATION OF THE PLAN

     5.1 General Authority. The Plan shall be administered by the Administrator. The express grant in the Plan of any specific power to the Administrator shall not be construed as limiting any power or authority of the Administrator. The Administrator shall not be liable for any act done in good faith with respect to this Plan or any Agreement or Option. The interpretation and construction by the Administrator of any terms or provisions of this Plan or of any rule or regulation promulgated in connection herewith shall, to the fullest extent permitted by law, be conclusive and binding on all persons. In addition to all other authority vested with the Administrator under the Plan, the Administrator shall have the discretionary authority to:

     (a)  Interpret all provisions of this Plan;

     (b) Prescribe the form of any Agreement and notice and manner for executing or giving the same;

     (c)  Adopt, amend, or rescind rules for Plan administration; and

     (d) Make all determinations it deems advisable for the administration of this Plan.

     5.2 Persons Subject to Section 16(b). Notwithstanding anything in the Plan to the contrary, the Board, in its absolute discretion, may bifurcate the Plan so as to restrict, limit or condition the use of any provision of the Plan to Participants who are members of the Committee subject to Section 16(b) of the Exchange Act without so restricting, limiting or conditioning the Plan with respect to other Participants.

     5.3 Designation of Affiliates. The Company may from time to time designate a "parent corporation," as defined in Section 424(e) of the Code, or "subsidiary corporation," as defined in Section 424(f) of the Code, to be a participating corporation in a manner that is consistent with Treasury Regulation sec. 1.423-2(c)(4). Corporations that are so designated shall be Affiliates for purposes of this Plan. Such designation shall be evidenced by the express inclusion of the corporation as an Affiliate within Section 2.2, the intentional act of the Company or the Administrator to communicate in writing the grant of Options hereunder to employees of a corporation, or such other written document that is intended to evidence such designation. The Company or Administrator may rescind the designation of a corporation as an Affiliate by adopting a writing that is intended to evidence such rescission.

                                   ARTICLE 6.
                       ADJUSTMENT UPON CORPORATE CHANGES

     6.1 Adjustments to Shares upon Changes in Capitalization. Subject to any required action by the stockholders of the Company and subject to Section 6.3, the reserves of authorized Stock, the maximum number of shares each Participant may purchase each Exercise Period, as well as the price per share and the number of shares of Stock covered by each Option under the Plan which has not yet been exercised shall, as the Administrator determines (in its sole discretion) to be appropriate, be proportionately adjusted for any increase or decrease in the number of issued shares of Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Company's Stock, or any other increase or decrease in the number of shares of the Company's Stock effected without receipt of consideration by the Company or there occurs any other event which in the judgment of the Administrator necessitates such action.

     6.2 Dissolution, Liquidation, Merger or Asset Sale. In the event of the proposed dissolution or liquidation of the Company, a proposed merger of the Company with or into another corporation or a proposed sale of all or substantially all of the assets of the Company, the Exercise Period then in progress shall be shortened by setting a new Exercise Date (the "New Exercise Date"), and shall terminate immediately prior to the consummation of such proposed dissolution, liquidation, merger or asset sale, unless provided otherwise by the Board. The New Exercise Date shall be before the date of the Company's proposed dissolution, liquidation, merger or asset sale. The Participant's Option shall be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Exercise Period as provided in Section 3.7 hereof. In addition, on the New Exercise Date the restrictions on transfer of shares of Stock purchased under the Plan provided for by Section 4.4 hereof shall automatically be waived. Notwithstanding the foregoing, if the Board determines, in its sole discretion, to continue the Plan upon a merger with or into another corporation, the Administrator may grant Options in substitution for stock awards, stock options, stock appreciation rights or similar awards held by an individual who becomes an employee of the Company or an Affiliate in connection with a transaction to which Section 424(a) of the Code applies. The terms of such substituted Options shall be determined by the Administrator in its sole discretion, subject only to the limitations of Article 4.

     6.2 No Preemptive Rights. The issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, for cash or property, or for labor or services rendered, either upon direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, outstanding Options.

     6.3 Fractional Shares. Only whole shares of Stock may be acquired through the exercise of an Option. The Company will return to each Participant's Payroll Account any amount tendered in the exercise of an Option remaining after the maximum number of whole shares have been purchased.

                                   ARTICLE 7.
                          LEGAL COMPLIANCE CONDITIONS

     7.1 General. No Option shall be exercisable, no Stock shall be issued, no certificates for shares of Stock shall be delivered, and no payment shall be made under this Plan except in compliance with all federal and state laws and regulations (including, without limitation, withholding tax requirements), federal and state securities laws and regulations and the rules of all national securities exchanges or self-regulatory organizations on which the Company's shares may be listed. The Company shall have the right to rely on an opinion of its counsel as to such compliance. No Option shall be exercisable, no Stock shall be issued, no certificate for shares shall be delivered and no payment shall be made under this Plan until the Company has obtained such consent or approval as the Administrator may deem advisable from any regulatory bodies having jurisdiction over such matters.

     7.2 Stock Holding Periods. In order for tax treatment under Section 421(a) of the Code to apply to Stock acquired hereunder, the Participant is generally required to hold such shares of Stock for two years after the Grant Date of an Option through which shares of Stock were acquired and for one year after the transfer of Stock to the Participant. A person holding Stock acquired hereunder who disposes of shares prior to the expiration of such holding periods, and in accordance with Section 4.4, shall notify the Company of such disposition in writing.

     7.3 Stock Legends. Any certificate issued to evidence shares of Stock for which an Option is exercised may bear such legends and statements as the Company or Administrator may deem advisable to assure compliance with federal and state laws and regulations and any other restrictions. Such legends and statements may include, but are not limited to, restrictions on transfer.

     7.4 Representations by Participants. As a condition to the exercise of an Option, the Company may require a Participant to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares. At the option of the Company, a stop transfer order against any shares of stock may be placed on the official stock books and records of the Company, and a legend indicating that the stock may not be pledged, sold or otherwise transferred unless an opinion of counsel was provided (concurred in by counsel for the Company) and stating that such transfer is not in violation of any applicable law or regulation may be stamped on the stock certificate in order to assure exemption from registration. The Administrator may also require such other action or agreement by the Participants as may from time to time be necessary to comply with the federal and state securities laws. This provision shall not obligate the Company or any Affiliate to undertake registration of options or stock hereunder.

                                   ARTICLE 8.
                               GENERAL PROVISIONS

     8.1 Effect on Employment. Neither the adoption of this Plan, its operation, nor any documents describing or referring to this Plan (or any part thereof) shall confer upon any employee any right to continue in the employ of the Company or an Affiliate or in any way affect any right and power of the Company or an Affiliate to terminate the employment of any employee at any time with or without assigning a reason therefor.

     8.2 Unfunded Plan. The Plan, insofar as it provides for grants, shall be unfunded, and the Company shall not be required to segregate any assets that may at any time be represented by grants under this Plan. Any liability of the Company to any person with respect to any grant under this Plan shall be based solely upon contractual obligations that may be created hereunder. No such obligation of the Company shall be deemed to be secured by any pledge of, or other encumbrance on, any property of the Company.

     8.3 Costs. All costs and expenses incurred in administering the Plan shall be paid by the Company, except that any brokerage fees incurred upon the sale of the stock or costs incurred in the issuance of a stock certificate shall be paid by the Participant.

     8.4 Rules of Construction. Headings are given to the articles and sections of this Plan solely as a convenience to facilitate reference. The masculine gender when used herein refers to both masculine and feminine. The reference to any statute, regulation or other provision of law shall be construed to refer to any amendment to or successor of such provision of law.

     8.5 Governing Law. The internal laws of the State of Nevada shall apply to all matters arising under this Plan, to the extent that federal law does not apply. This Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended, but is intended to comply with Section 423 of the Code. Any provisions required to be set forth in this Plan by such Code Section are hereby included as fully as if set forth in the Plan.

     8.6 Compliance With Section 16 of the Exchange Act. With respect to persons subject to Section 16 of the Exchange Act, transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the Exchange Act. To the extent any provision of this Plan or action by the Administrator fails to so comply, it shall be deemed null and void to the extent permitted by law and deemed advisable by the Administrator.

     8.7 Amendment. The Board may amend this Plan at any time; provided, however, that an amendment that would have an adverse effect on the rights of a Participant under an outstanding Option is not valid with respect to such Option without the Participant's consent, except as provided in Section 4.4(a) and except where the Board determines that changes in applicable accounting rules or a change in applicable laws render an amendment desirable, in which case the Board may approve such amendment. Provided further, the shareholders of the Company must, within 12 months before or after the adoption thereof, approve any amendment that increases the number of shares of Stock in the aggregate which may be issued pursuant to Options granted under the Plan or changes the designation of the employees (or class of employees) eligible for participation in the Plan.

     8.8 Termination. The Board may terminate this Plan at a any time or for any reason; provided, however, that no such termination can affect Options previously granted which would adversely affect the right of any Participant. Provided further, if the Board determines that changes in applicable accounting rules or a change in applicable laws renders a termination desirable, then the Board may approve such termination. The Plan shall terminate upon the earliest to occur of (i) the termination of the Plan by the Board in accordance with this
Section 8.8, (ii) issuance of all of the shares of Stock reserved for issuance under the Plan, or (iii) ten (10) years from the effective date. The termination of the Plan shall be done in accordance with the procedures established by the Administrator.

     8.9 Governmental Regulations. The Company's obligation to sell and deliver its stock pursuant to the Plan is subject to all applicable laws, rules and regulations, including all applicable federal and state securities laws, and the obtaining of all such approvals of any governmental or regulatory authority as may be deemed necessary or appropriate by the Board.

     8.10 Withholding. The Company reserves the right to withhold from stock or cash distributed to a Participant any amounts which it is required by law to withhold.

     8.11 Effective Date of Plan. This Plan shall be effective and Options may be granted under this Plan on April 1, 1999, provided that no Option will be effective or exercisable unless and until this Plan is approved by shareholders of the Company in a manner that satisfies Treasury Regulation sec. 1.423-2 within 12 months of the date that the Board took action to adopt the Plan. All Options granted under the Plan will become void immediately following the 12-month anniversary of the date the Board adopted the Plan if such approval by shareholders has not yet been obtained.

                             AMCORE FINANCIAL, INC.
 PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF AMCORE FINANCIAL, INC.
                     FOR THE ANNUAL MEETING ON MAY 4, 1999


     The undersigned holder of Common Stock of AMCORE Financial, Inc. hereby appoints Robert J. Meuleman and James S. Waddell or each of them, with full power of substitution, to act as proxy for and to vote the stock of the undersigned at the Annual Meeting of Stockholders of AMCORE Financial, Inc. to be held at Cliffbreakers, 700 West Riverside Blvd., Rockford, Illinois, at 5:30 p.m., Rockford time, on May 4, 1999 or any adjournment thereof.

     In their discretion, the proxies are authorized to vote upon other business as may properly come before the meeting. This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder.

IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1,2 AND 3.











              DETACH BELOW AND RETURN USING THE ENVELOPE PROVIDED


                   AMCORE FINANCIAL, INC. 1999 ANNUAL MEETING


1.  ELECTION OF DIRECTORS:      1- Lawrence E. Gloyd   2- John A. Halbrook     [ ] FOR all nominees            [ ] WITHOUT AUTHORITY
                                3- Frederick D. Hay    4- Robert J. Mauleman       (listed to the left (except     to vote for all
                                                                                   as specified below).            nominees listed
                                                                                                                   to the left.
                                                                                             -------------------------------------
(Instructions: To withhold authority to vote for any indicated nominee, write ------------|  |                                   |
the number(s) of the nominee(s) in the box provided to the right.)                           -------------------------------------

2. Ratification of the appointment of KPMG LLP as independent auditors.                      [ ] FOR    [ ] AGAINST   [ ]  ABSTAIN

3. Approval of the AMCORE Stock Option Advantage Plan.                                       [ ] FOR    [ ] AGAINST   [ ]  ABSTAIN

Check appropriate box                                          Date:
Indicate changes below:                                             -----------------------
Address Change?            [ ]  Name Change?  [ ]                                            -------------------------------------
                                                                                             |                                    |
                                                                                             |                                    |
                                                                                             |                                    |
                                                                                             -------------------------------------
                                                                                             SIGNATURE(S) IN BOX
                                                                                             Please sign exactly as your name
                                                                                             appears hereon. When shares are held by
                                                                                             joint tenants, both should sign.  When
                                                                                             signing as attorney, executor,
                                                                                             administrator, trustee or guardian,
                                                                                             please give full title as such.  If a
                                                                                             corporation, please sign in full
                                                                                             corporate name by President or other
                                                                                             authorized officer.  If a partnership,
                                                                                             please sign in partnership name by an
                                                                                             authorized person.